Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER RESULTS

Company outlines measures to drive long-term success

SAN FRANCISCO - May 19, 2016 - Gap Inc. (NYSE: GPS) today reported first quarter fiscal year 2016 results and provided an update on the strategies outlined on May 9, 2016 to better position the company for improved business performance and to build for the future.

Gap Inc.’s first quarter fiscal year 2016 diluted earnings per share were $0.32. Total company net sales were $3.44 billion for the first quarter of fiscal year 2016 and comparable sales were down 5 percent.

“As the pace of change across the apparel industry increases, now is the time to accelerate our transformation by scaling our product and operating capabilities across our global portfolio,” said Art Peck, chief executive officer, Gap Inc. “By taking every opportunity to exploit our strategic advantages, our brands will be able to more fully harness the power of the enterprise to better serve their customers across channels and geographies.”

As part of Gap Inc.’s continued commitment to better position the company for long-term growth, the company has announced the following measures to better align talent and financial resources against its most important priorities:

•
Focus on geographies with the greatest potential. The company remains committed to growing its brands in regions where it has a structural advantage and the greatest opportunity to gain market share. As part of this effort, Old Navy will strategically shift its focus to markets most favorable to the brand’s growth, resulting in the closure of its fleet of 53 stores in Japan in fiscal 2016. Old Navy’s near-term growth ambitions will be anchored in North America, including its most recent debut of company-operated stores in Mexico, as well as China and its global franchise operations. Japan remains an important market for Gap Inc.’s portfolio, with a continued strong presence of more than 200 Gap and Banana Republic stores. Additionally, the company expects to close select dilutive Banana Republic stores, primarily internationally, in fiscal year 2016. In total, the company expects to close about 75 stores related to these measures.

•
Streamline its operating model. The company will take steps to create a more efficient global brand structure, enabling its portfolio of brands to more fully leverage its scale advantage and move even faster in anticipating and responding to the ever-changing environment and needs of customers.

The company estimates that together these measures will result in annualized pre-tax savings of about $275 million and operating margin improvement of nearly 2 percentage points. The company estimates an annualized sales loss of about $250 million associated with the store closures and expects to recognize restructuring costs in fiscal 2016 of about $300 million pre-tax, about $100 million of which is non-cash, from the store closures and streamlining measures.

First Quarter 2016 Comparable Sales Results
Gap Inc.’s comparable sales for the first quarter of fiscal year 2016 were down 5 percent versus a 4 percent decrease last year. Comparable sales by global brand for the first quarter were as follows:

•	Gap Global: negative 3 percent versus negative 10 percent last year

•	Banana Republic Global: negative 11 percent versus negative 8 percent last year

•	Old Navy Global: negative 6 percent versus positive 3 percent last year

Net Sales Results

On a reported basis, net sales for the first quarter of fiscal year 2016 were $3.44 billion compared with $3.66 billion for the first quarter of fiscal year 2015. The translation of foreign currencies into U.S. dollars negatively impacted the company’s reported net sales for the first quarter of fiscal year 2016 by about $20 million. In calculating the net sales change on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

The following table details the company’s first quarter fiscal year 2016 net sales:

($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
Quarter Ended April 30, 2016
U.S. (1)	$698	$1,328	$454	$178	$2,658	77%
Canada	70	98	47	1	216	6%
Europe	144	—	14	—	158	5%
Asia	280	50	26	—	356	11%
Other regions	31	10	9	—	50	1%
Total	$1,223	$1,486	$550	$179	$3,438	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
Quarter Ended May 2, 2015
U.S. (1)	$735	$1,403	$515	$175	$2,828	77%
Canada	69	102	52	1	224	6%
Europe	164	—	17	—	181	5%
Asia	285	43	27	—	355	10%
Other regions	55	4	10	—	69	2%
Total	$1,308	$1,552	$621	$176	$3,657	100%

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Includes Athleta and Intermix.

(3)	Includes Athleta, Intermix, and Piperlime.

Additional First Quarter Results and 2016 Outlook

Earnings per Share
The company is not reaffirming its earnings per share guidance for fiscal year 2016. The company noted that the current First Call consensus earnings per share estimate of $1.92 falls within a reasonable range of potential outcomes, excluding restructuring impacts from its store closure and streamlining measures. However, the company also noted that trends in the apparel retail environment would need to improve from the first quarter of fiscal year 2016 in order to achieve this estimate.

The company’s diluted earnings per share for the first quarter of fiscal year 2016 were $0.32. The company noted that foreign currency fluctuations negatively impacted earnings per share for the first quarter of fiscal year 2016 by an estimated $0.02, or about 4 percentage points of earnings per share growth.

In calculating earnings per share excluding the impact of foreign exchange, the company estimates current gross margins using the appropriate prior year rates (including the impact of merchandise-related hedges), translates current period foreign earnings at prior year rates, and excludes the year-over-year earnings impact of balance sheet remeasurement and gains or losses from non-merchandise-related foreign currency hedges. This is done in order to enhance the visibility of business results excluding the direct impact of foreign currency exchange rate fluctuations.

Operating Margin
The company’s operating margin for the first quarter of fiscal year 2016 was 6.5 percent.

Operating Expenses
First quarter fiscal year 2016 operating expenses were $987 million compared with $996 million last year. Marketing expenses for the first quarter of fiscal year 2016 were $127 million, down $9 million compared with last year.

Effective Tax Rate
The effective tax rate was 37.7 percent for the first quarter of fiscal year 2016. Due to certain non-cash tax impacts related to the restructuring charges, the company now expects its fiscal year 2016 effective tax rate to be about 40 percent.

Inventory
Total inventory dollars were down 3 percent at the end of the first quarter of fiscal year 2016, in-line with the company’s previous guidance. At the end of the second quarter of fiscal year 2016, the company expects total inventory dollars to be down in the low single digits year over year.

Cash and Cash Equivalents
The company ended the first quarter of fiscal year 2016 with $1.3 billion in cash and cash equivalents. Year-to-date free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of about $30 million. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Cash Distribution
The company paid a dividend of $0.23 per share during the first quarter of fiscal year 2016. In addition, on May 18, 2016, the company announced that its Board of Directors authorized a second quarter dividend of $0.23 per share. The company ended the quarter with 398 million shares outstanding.

Capital Expenditures
First quarter fiscal year 2016 capital expenditures were $139 million. For fiscal year 2016, the company now expects capital spending to be approximately $525 million, $125 million less than its previous guidance, with a continued focus on mobile and supply chain capabilities.

Depreciation and Amortization
The company now expects depreciation and amortization expense, net of amortization of lease incentives, to be about $550 million for fiscal year 2016.

Real Estate
The company ended the first quarter of fiscal year 2016 with 3,727 store locations in 52 countries, of which 3,276 were company-operated.

During the first quarter of fiscal year 2016, the company opened 18 and closed 17 company-operated stores. Square footage of company-operated stores was down 1.3 percent compared with the first quarter of fiscal year 2015.

The company now expects net closures of about 50 company-operated stores in fiscal year 2016. As a result, the company now expects square footage to be down about 2 percent for fiscal year 2016 when compared with fiscal year 2015.

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended April 30, 2016
	Store Locations Beginning of Q1	Store Locations Opened	Store Locations Closed	Store Locations End of Q1	Square Feet (millions)

Gap North America	866	2	6	862	9.0
Gap Asia	305	7	—	312	3.1
Gap Europe	175	1	3	173	1.4
Old Navy North America	1,030	2	3	1,029	17.3
Old Navy Asia	65	4	—	69	1.0
Banana Republic North America	612	—	5	607	5.1
Banana Republic Asia	51	—	—	51	0.2
Banana Republic Europe	10	—	—	10	0.1
Athleta North America	120	2	—	122	0.5
Intermix North America	41	—	—	41	0.1
Company-operated stores total	3,275	18	17	3,276	37.8
Franchise	446	21	16	451	N/A
Total	3,721	39	33	3,727	37.8

Webcast and Conference Call Information
Jack Calandra, senior vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s first quarter fiscal year 2016 results during a conference call and webcast from approximately 1:30 p.m. to 2:15 p.m. Pacific Time today. Mr. Calandra will be joined by Art Peck, Gap Inc. chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 214046). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

May Sales
The company will report May sales on June 2, 2016.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	total store closures in fiscal 2016, including Old Navy store closures in Japan and Banana Republic store closures, primarily internationally;

•	impact of store closures and streamlining measures, including annualized savings and operating margin improvement, lost sales and restructuring costs;

•	earnings per share for fiscal 2016;

•	tax rate for fiscal 2016;

•	total inventory dollars at the end of the second quarter of fiscal 2016;

•	capital expenditures for fiscal 2016;

•	depreciation and amortization expense for fiscal year 2016;

•	store closings in fiscal year 2016; and

•	square footage for fiscal 2016.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that the adoption of new accounting pronouncements will impact future results;

•	the risk that we or our franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•	the risk that changes in global economic conditions or consumer spending patterns could adversely impact our results of operations;

•	the highly competitive nature of our business in the United States and internationally;

•	the risk that if we are unable to manage our inventory effectively, our gross margins will be adversely affected;

•	the risk that the failure to attract and retain key personnel, or effectively manage succession, could have an adverse impact on our results of operations;

•
the risk that we are subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation;

•	the risks to our efforts to expand internationally, including our ability to operate under a global brand structure and operating in regions where we have less experience;

•	the risk that foreign currency exchange rate fluctuations could adversely impact our financial results;

•	the risks to our business, including our costs and supply chain, associated with global sourcing and manufacturing;

•	the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to us and adversely affect our business, financial condition, and results of operations;

•	the risk that our franchisees’ operation of franchise stores is not directly within our control and could impair the value of our brands;

•
the risk that we or our franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively;

•	the risk that our investments in omni-channel shopping initiatives may not deliver the results we anticipate;

•	the risk that comparable sales and margins will experience fluctuations;

•	the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets and adversely impact our financial results or our business initiatives;

•	the risk that updates or changes to our information technology (“IT”) systems may disrupt our operations;

•	the risk that failure to maintain, enhance and protect our brand image could have an adverse effect on our results of operations;

•
the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect our operations and financial results, or those of our franchisees or vendors;

•	the risk that changes in the regulatory or administrative landscape could adversely affect our financial condition, strategies, and results of operations;

•	the risk that we do not repurchase some or all of the shares we anticipate purchasing pursuant to our repurchase program; and

•	the risk that we will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 19, 2016. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Jack Calandra
(415) 427-1726
Investor_relations@gap.com

Media Relations Contact:
Jennifer Poppers
(415) 427-1729
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	April 30, 2016	May 2, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,313	$1,234
Merchandise inventory	1,958	2,010
Other current assets	674	874
Total current assets	3,945	4,118
Property and equipment, net	2,864	2,790
Other long-term assets	698	587
Total assets	$7,507	$7,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$424	$21
Accounts payable	1,108	1,156
Accrued expenses and other current liabilities	974	960
Income taxes payable	49	37
Total current liabilities	2,555	2,174
Long-term liabilities:
Long-term debt	1,318	1,331
Lease incentives and other long-term liabilities	1,112	1,111
Total long-term liabilities	2,430	2,442
Total stockholders' equity	2,522	2,879
Total liabilities and stockholders' equity	$7,507	$7,495

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended
($ and shares in millions except per share amounts)	April 30, 2016	May 2, 2015
Net sales	$3,438	$3,657
Cost of goods sold and occupancy expenses	2,229	2,275
Gross profit	1,209	1,382
Operating expenses	987	996
Operating income	222	386
Interest, net	18	4
Income before income taxes	204	382
Income taxes	77	143
Net income	$127	$239
Weighted-average number of shares - basic	398	421
Weighted-average number of shares - diluted	399	424
Earnings per share - basic	$0.32	$0.57
Earnings per share - diluted	$0.32	$0.56

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	13 Weeks Ended
($ in millions)	April 30, 2016	May 2, 2015
Cash flows from operating activities:
Net income	$127	$239
Depreciation and amortization (a)	132	133
Change in merchandise inventory	(53)	(117)
Other, net	(38)	(44)
Net cash provided by operating activities	168	211
Cash flows from investing activities:
Purchases of property and equipment	(139)	(150)
Other	(1)	—
Net cash used for investing activities	(140)	(150)
Cash flows from financing activities:
Proceeds from issuances under share-based compensation plans	10	35
Withholding tax payments related to vesting of stock units	(17)	(66)
Repurchases of common stock	—	(232)
Excess tax benefit from exercise of stock options and vesting of stock units	1	17
Cash dividends paid	(91)	(97)
Net cash used for financing activities	(97)	(343)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	12	1
Net decrease in cash and cash equivalents	(57)	(281)
Cash and cash equivalents at beginning of period	1,370	1,515
Cash and cash equivalents at end of period	$1,313	$1,234
(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	13 Weeks Ended
($ in millions)	April 30, 2016	May 2, 2015
Net cash provided by operating activities	$168	$211
Less: Purchases of property and equipment	(139)	(150)
Free cash flow	$29	$61